EXHIBIT 10.2

                   CONFIDENTIAL INFORMATION OMITTED AND FILED
             SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION
                PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT
                       ASTERISKS (*) DENOTE SUCH OMISSIONS

Sun
microsystems

                             SUN MICROSYSTEMS, INC.
                           SERVICE PROVIDER AGREEMENT

This "AGREEMENT" is effective on November 1, 1998, by and between Sun Microsystems, Inc., ("Sun"), having a place of business at 901 San Antonio Road, Palo Alto, California 94303 and America Online, Inc. ("AOL") having a place of business at 22000 AOL Way, Dulles, Virginia 20166. The General Commercial Terms that govern the relationship between Sun and AOL follow in Section 1. Generally applicable legal terms are contained in Section 2.

1.0  GENERAL COMMERCIAL TERMS

     1.1       DEFINITIONS

         (A) "EQUIPMENT" means the hardware components (may also be referred to as "hardware") of Products and includes the media on which Software is loaded.

         (B) "Sun Products" or "Product(s)" means the Sun computer hardware products sold to AOL and the software products licensed to AOL under this Agreement.

         (C) "SOFTWARE" means the software program components of Products in machine-readable form and related documentation.

         (D) "AOL" includes all entities in which AOL directly or indirectly owns more than 50% of the voting securities together with all other entities of which AOL directly or indirectly owns at least 19.9% of the voting securities and which operate an on-line service utilizing an AOL-owned brand; provided that any such entities agree in writing to be bound by the terms of this Agreement.

         (E)   "AOL  Services"  includes   integrated,   end-to-end   electronic
               commerce and extended communities and communication services.

     1.2 SCOPE. This Agreement governs AOL's authorization to purchase certain Sun Products directly from Sun for internal use by AOL. Authorized AOL buying locations are set out in Exhibit A; provided that AOL may add buying locations upon written notice to Sun. AOL may not resell Sun Products pursuant to this Agreement. AOL may apply to become a Sun Authorized Value Added Reseller and Sun will in good faith negotiate terms for an Agreement on a most favored reseller basis. The parties Agreement entitled "Strategic Alliance and End User Discount Agreement" dated September 24, 1997 is hereby immediately terminated; however, this termination shall not affect any Sun Enterprise Services obligations set forth therein, all of which will survive in accordance with the terms set forth therein.

     1.3       PURCHASE COMMITMENTS

         (A) AOL commits to purchase Sun Products so that "net revenue" to Sun (applicable list price of Sun Products minus the discount provided herein) is as follows:

                        For November 1, 1998 until June 30, 2000: $100 Million (the "First Period");

                        July 1, 2000 until June 30, 2001: $100 Million (the "Second Period"); and,

                        July 1, 2001 until June 30, 2002: $100 Million (the "Third Period").

         (B) If AOL fails to purchase the amount of the commitments for any Period set forth in Section 1.3(A), AOL shall pay Sun "Liquidated Damages," as Sun's sole and exclusive remedy for AOL's failure to meet its commitments under Section 1.3(A) as follows:

                           1) For the First Period, the Liquidated Damages shall be forty percent (40%) of the shortfall of the amounts committed in the First Period under Section 1.3(A);

                           2) For the Second and Third Periods, the Liquidated Damages shall be ten percent (10%) of the first 20 Million Dollars ($20,000,000) of the shortfall of the amounts committed in the Second and Third Periods under Section 1.3(A) and forty percent (40%) of any remaining portion of the shortfall.

               For any Sun Product purchases in any Period in excess of the minimum amount required for such Period, such excess can be carried forward and applied to the minimums required in the next Period. At AOL's request, AOL may apply any Liquidated Damages assessed and paid as a credit against fifty percent (50%) of any amounts purchased in excess of the commitments required under any remaining Period under Section 1.3(A). If this Agreement is extended pursuant to Section 1.15(A), then AOL purchases of Sun Products in excess of the commitments of Period Three may be applied against the Sun Product purchase commitments of all such extensions. Sun Product purchased by AOL from Sun authorized resellers will be applied against the minimum commitments for each or any Period provided AOL submits written notification to Sun of such purchases and Sun confirms the purchases. Purchases made by AOL in November 1998 are governed by the terms of this Agreement.

     1.4 ACCOUNT PLAN. AOL will submit Account Plans to Sun. The initial Account Plan will be submitted in February 1999; Account Plans shall thereafter be submitted annually, commencing July of 1999. The initial Account Plan will cover the remainder of the year ending June 1999. Each further Account Plan will cover the then applicable Commitment Period identified in Section 1.3 or any extension period pursuant to Section 1.15. The Account Plan shall set forth procurements planned for the applicable Period. The Account Plan will state AOL's understandings and intentions, but will have no other binding effect.

     1.5       SUN DEVELOPMENT FUND.


               Sun agrees to invest *** in the  development of Sun's systems and
               Java   platforms   on  features   and   enhancements   (including
               client-side) in each of the following periods:

                  (i)      from November 1, 1998 until December 31, 1999;

                  (ii)     calendar year 2000, and

                  (iii)    calendar year 2001

               Sun will expend these funds pursuant to the "Joint Development Agreement" being entered by the parties concurrently herewith. In the event the Joint Development Agreement between the parties is terminated, AOL will be entitled to a credit equal to thirty percent (30%) of any of the unused funds specified herein which credit may be applied against purchases of Sun Products.

     1.6       SALES AND SERVICE SUPPORT.

               In  consideration  of the purchase  commitments  as identified in
               Section 1.3, Sun commits to provide service maintenance pricing as follows:

         (A) For Products Purchased and Installed in the continental United States. For the first *** of aggregate purchases of Sun Products purchased by AOL under the Agreement for its internal use (the "Initial Installed Base") the maintenance fee will be *** per annum on Products. The maintenance fee will only increase for additional purchases as follows:

               (i) for AOL purchases that result in an installed base of up to *** systems beyond the Initial Installed Base (for AOL's internal use), there will be no additional maintenance fee;

               (ii) when AOL has an installed base of more than *** systems beyond the Initial Installed Base, the maintenance fee will be increased by the rate of *** per annum.

               (iii) the maintenance fee will be thereafter be increased by the additional rate of *** per annum for each additional *** systems in the Installed Base (i.e., at *** systems, etc.) beyond the Initial Installed Base. For each and every *** per annum increase in the maintenance fee, Sun will place one additional full-time, dedicated support person on-site at AOL and shall increase the on-site spares to the appropriate levels. For purposes hereof, the "Installed Base" hereunder will mean systems purchased and installed hereunder, less systems taken out of service by AOL.

         (B) For Products Purchased and Installed outside the continental United States. For Sun Products purchased and installed outside of the continental United States, AOL, at its option, may receive maintenance and Service Support for such Products either by:

               (1) Entering a maintenance contract with Sun, at the Platinum Level (as defined herein) where available, and paying Sun *** of the applicable list price of the Sun Products; or

               (2) Agreeing to pay Sun for a full-time, dedicated support person on-site at AOL at a rate of *** per year plus the local published uplift. AOL will provide Sun with prior notice as to each of the locations where it will require service on Sun Products.

         (C) Sun's obligations to provide sales, services and maintenance support hereunder shall terminate upon the termination or expiration of this Agreement, whichever is sooner. However, if AOL desires to Continue service on Sun Product purchased hereunder upon the earlier of the termination or expiration of this Agreement, then Sun will continue to provide support on the terms and conditions hereof, including fees, subject to modifications of fees to reflect cost increases to Sun of applicable labor and parts, for a period of up to four (4) years following termination.

         (D) The maintenance provided hereunder will be Sun's Platinum level of support (as the terms of that offering, which are not inconsistent with the terms of this section, are set forth in the offering attachment hereto). In furtherance of this commitment, Sun shall deploy its Mission Critical Readiness Team (MCRT); such support includes Platinum level service plus AOL-dedicated personnel in Sun's Customer Care Center, 24 x 7 x 365 escalations and on-site spares. At least 8 dedicated support personnel will initially be provided, some of which will be on-site at AOL (as mutually determined by AOL and Sun), with appropriate increases as provided herein and by Sun's highest level policies.

         (E) Upon AOL's reasonable request, Sun agrees to replace Sun system parts with AOL-owned third-party "Sun Certified Parts" and further install such "Sun Certified Parts" in Sun systems purchased hereunder and, within a reasonable proximity of the original system, reinstall the removed Sun parts in other Sun systems purchased by AOL hereunder. In the event that AOL-owned "Sun Certified Parts" do not resolve a specific identified repair issue, then AOL agrees to purchase from Sun the appropriate parts. Installation will be included as part of all sales, as part of the maintenance fee.

         (F) AOL may use SPDF hands (as provided for in section 1.9 below) toward payment on Sun Enterprise Services training classes and training services. If AOL cannot or chooses not to so utilize SPDF, or has exhausted all SPDF, Sun grants AOL a twenty-five percent (25%) discount off the Sun Enterprise Services Price List for published training and educational offerings. The discount set forth above is in addition to free classes (i.e.. product release and orientation classes) offered by Sun which will be made available to AOL.

     1.7 CORPORATE EXECUTIVE MEETINGS. So that Sun may provide the systems and products and services required by AOL, the parties agree to meet as often as needed by mutual consent, to discuss and recommend methodologies and processes (including any application re-engineering, tuning requirements, life-cycle costs, and target cost-performance goals). In addition, AOL shall maintain and provide to Sun a standing requirements list, in priority order, of features requested by AOL. This list, with status, shall be reviewed at each meeting.

     1.8       PRICES AND DISCOUNTS.

         (A) Prices and license fees for Products will be based on the appropriate Sun Computer Systems Division ("CSD") Worldwide Price List consisting of four geographic price lists that will be used for all purchases of Sun Products. The appropriate Price List will be determined by the "Country of Final Destination." Each Country of Final Destination is covered by one of these price lists, as specified in the Country Price List Table incorporated in the Worldwide Price List Book.

         (B) AOL's net price for Products or spare parts purchased and licensed under this Agreement shall be the Sun applicable Worldwide List Price at the time AOL's order is accepted, less a discount of *** on Category A Products, *** on Category B Products and *** on Category H Products.

         (C) AOL is authorized to purchase "Development Equipment" consisting of Sun Products priced pursuant to the applicable Worldwide Price List at the time the order is accepted less a discount of *** on Category A Products, *** on Category B Products and *** on Category H Products. AOL is required to inform Sun in writing as to the specific development project for which the Development Equipment is to be used pursuant to procedures to be agreed upon by the parties.

         (D) Discounts provided herein will not apply to those Products which are listed as "non-discountable" in the appropriate price list, nor may they be applied to exceed any listed maximum discount. Such discounts will apply towards purchases of discountable spare parts, but such discounts will not apply to purchases of training, installation (except where included in the purchase price of the Products), consulting, repairs, maintenance work or similar services and some code license fees. Price lists are subject to change at any time.

         (E)   *** approximately 21 lines omitted ***

         (F) Sun agrees to grant AOL most favored customer status, such that no other commercial customer providing services similar to AOL Services (excluding government, education, non-profit customers and resellers to these customers) shall receive better pricing, terms and conditions on an overall basis taking into account all benefits, terms and conditions on an overall basis accruing to AOL under this Agreement.

         (G) In the event that Sun reduces its list price on any Sun Product, such reduced list price will be utilized for calculating prices on all of such Sun Products purchased by AOL within sixty (60) days prior to such price reduction. AOL will receive a credit for the price reduction which may be utilized for purchase of Sun Products including for payments of invoices of any affected product.

     1.9 SERVICE PROVIDER DEVELOPMENT FUND ("SPDF") This section governs AOL accrual, use, and reimbursement of SPDF.

         (A) AOL will receive SPDF at a rate equal to two percent (2%) of its net direct purchase of Sun Products.

         (B)   SPDF shall be utilized by AOL as follows:

                           50% of SPDF on SMI technology, training, services

                           50% of SPDF on Marketing Initiatives. SPDF may be utilized for all marketing undertaken by AOL under the Strategic Development and Marketing Agreement being entered into by the parties concurrently herewith.

         (C) The policies and procedures governing the AOL's reporting, use and reimbursement of SPDF are set forth on the web site (URL to be determined).

         (D)   AOL agrees to pay all such taxes as required.

         (E) All claims for reimbursement must be received by the designated co-op agency within 6 months from the accrual date. Any funds not claimed during this time period will be forfeited to Sun. AOL shall be advised in writing of unused funds at least thirty (30) days prior to the forfeiture due.

         (F) Sun shall not be responsible in any way for any acts, errors or omissions of the designated co-op agency.

     1.10 SALES INFLUENCE PROGRAM. AOL shall receive influence credit pursuant to the Sun Sales Influence Agreement attached hereto when:

               (i) AOL actually influences a sale of Sun Products to customers who have not purchased Sun Products in the twelve (12) months preceding the sale, and

               (ii)    as provided in Section 12 thereof.

     1.11 PAYMENT TERMS. Prices and fees for Sun Products and services are exclusive of all shipping and insurance charges, and do not include sales tax or any other tax based upon the value of Products, services and/or Software. AOL is responsible for payment of all such charges and taxes. AOL agrees to pay any fees within 30 days from the date of invoice or shipment, whichever is later. Sun reserves the right in its reasonable commercial judgment to place AOL on credit hold, in which event Sun will promptly inform AOL and may, a) with respect to Product purchases, delay or reschedule AOL orders, and b) with respect to Services, discontinue the delivery of Services upon 30 days' notice to AOL if payment has not been received. Interest will accrue from the date on which payment is due at the lesser of 15% per annum or the maximum rate permitted by applicable law. AOL will not be required to pay the disputed portion of any invoice, pending resolution of that dispute, provided that Notice of the dispute has been forwarded to Sun in writing within 15 days of the date of the invoice.

     1.12 ORDERS AND DELIVERY. AOL may submit written Product orders to Sun at any time. However, acceptance of AOL's Product orders will only be effective upon issuance of Sun's order acknowledgment form. Sun will use reasonable efforts to meet the delivery date(s) identified on the acknowledgment form. If AOL places a purchase order with Sun and Sun cannot deliver Sun Products within the greater of the Sun published lead time or eight (8) weeks, and AOL cancels the order, reorders non-Sun computer equipment of comparable functionality to the Sun Products ordered and provides Sun with documentation evidencing the alternative purchase, then Sun will credit against the applicable yearly commitment identified in Section 1.3, the net amount of the cancelled order. Unless otherwise specified an AOL's order, Sun may not make partial deliveries or invoice each partial delivery. Such deliveries will not relieve AOL of its obligation to accept other parts of its order. Title to Equipment, and risk of loss of or damage to Products, will pass to AOL upon shipment by Sun, Ex Works Sun's product delivery center. For purposes of AOL's payment obligations hereunder, products will be deemed accepted upon receipt by AOL. Sun's product offerings are continually evolving. Accordingly, Sun reserves the right to make product substitutions and modifications that do not cause a material adverse effect in product performance.

     1.13 RESCHEDULING, RECONFIGURATION, AND CANCELLATION CHARGES. AOL may reschedule, reconfigure, refuse or cancel the whole or part of any Product order once, at no charge, provided the written request to do so is received by Sun at least sixty (60) days prior to the scheduled delivery date and, in the case of rescheduling or reconfiguration, the requested delivery date is within sixty (60) days of the original delivery date. If an order for a Product is rescheduled, reconfigured, refused, or cancelled at AOL's request on any other basis, or if Sun reschedules the Product order because AOL fails to meet an obligation under the Agreement, then Sun may, upon written notice to AOL and reasonable opportunity for AOL to cure, charge AOL a restocking fee equal to ten percent (10%) of the applicable list price of the rescheduled, refused, reconfigured or cancelled portion of the order.

     1.14 PRODUCT UPGRADES. The list price of Product upgrades is based upon the return to Sun of specified parts from system(s) being upgraded, as identified in the applicable End User Price List. If Sun does not receive the specified parts within forty-five (45) days of upgrade delivery to AOL, Sun will invoice AOL for the non-returned parts. AOL agrees to pay Sun for such non-returned parts the difference between the list price of the purchased upgrade(s) and the list price of the upgraded system(s) if purchased new.

     1.15      TERM AND TERMINATION

         (A)   Term.

               This Agreement shall commence an November 1, 1998 and shall remain in force until and through June 30, 2002. Upon written request from AOL, this Agreement will be extended for up to three
               (3) years, in separate one year increments, if AOL commits to purchase 100 Million in Sun Products during each year this Agreement is extended.

         (B)   Termination.

               (1) This Agreement may be terminated by either party, by notice, if the other party fails to cure any material remediable breach of this Agreement within ninety (90) days of receipt of Notice of such breach.

               (2) If Sun terminates the "Strategic Development and Marketing Agreement" as a result of the change of control of AOL as provided in the Strategic Development and Marketing Agreement, then Sun may immediately terminate this Agreement upon Notice.

               (3) If AOL terminates the "Strategic Development and Marketing Agreement" as a result of the change of control of Sun as provided in the Strategic Development and Marketing Agreement, then AOL may immediately terminate this Agreement upon Notice.

         (C)   Effect of Termination.

               (1) Upon any termination or expiration of this Agreement, AOL shall no longer be authorized to purchase Sun Products. In the event of termination for cause, Sun will not be obligated to accept any AOL orders that have not been previously accepted.

               (2) Rights and obligations under this Agreement which by their nature should survive, will remain in effect after termination or expiration hereof. Neither party shall be liable to the other for damages of any kind, on account of the termination or expiration of this Agreement in accordance with its terms and conditions.

         (D)   Netscape Closing.

               In the event the currently contemplated merger between AOL and Netscape does not close, then:

               (1) Section 1.3(B) shall be amended such that AOL's commitments for the First, Second and Third Periods shall be 30 Million Dollars ($30,000,000) for each Period so that the total commitments over the three Periods shall be 90 Million Dollars ($90,000,000). In such event, Liquidated Damages for each Period shall in all instances be based upon forty percent (40%) of any shortfall below the revised commitment provided in this Section 1.15(D)(1). Section 12 of the Sales Referral Agreement attached hereto will be nullified.

               (2) In the event that both the contemplated merger between AOL and Netscape does not close and the Joint Development Agreement is terminated, then AOL will have the option to eliminate any further Liquidated Damages for failure to meet the revised commitments under Section 1.15(D)(1) and AOL will be entitled to the credit for the unused finds specified in Section 1.5.

               (3) In the  event  that AOL  exercises  the  option  set forth in
               Section 1.15(D)(2), the provisions of Section 1.8(F) will be nullified and the provisions of Section 1.8 will be renegotiated.

     1.16      BINARY CODE LICENSE

         (A) Grant and Restrictions: As set forth in Exhibit B (Binary Code License), AOL is granted a non-exclusive and non-transferable license ("License") for the use of Software provided with Product in machine-readable form and accompanying documentation, by the number of users for which the applicable fee has been paid. Transfer of the License shall be pursuant to Exhibit C. Software is copyrighted and title to all copies is retained by Sun, its licensors or both. AOL will not make copies of Software or accompanying documentation, other than a reasonable number of copies of Software for archival purposes and, if applicable, AOL may, for its internal use only, print the number of copies of on-line documentation for which the applicable fee has been paid, in which event all proprietary rights notices on Software will be reproduced and applied. AOL will not modify, decompile, disassemble, decrypt, extract or otherwise reverse engineer Software.

         (B) License to Develop: In the event that AOL desires to develop software programs which incorporate portions of Software ("Developed Programs"), the following provisions apply, to the extent applicable: Developed Programs are to have an application programming interface that is the same as that of Software; fonts within such Software will remain associated with their toolkit or server; Developed Programs may be used and distributed, but only on computer equipment licensed to utilize Solaris operating system software, unless an additional Developer's License Agreement has been executed by Sun and AOL; AOL is not licensed to develop printing applications or print, unless AOL has secured a valid printing license; incorporation of portions of Motif(R) in Developed Programs may require reporting of copies of Developed Programs to Sun; and AOL agrees to indemnify, hold harmless and defend Sun from and against any losses, expenses, claims or suits, including attorney's fees, which arise or result from distribution or use of Developed Programs, to the extent that such claims or suits arise from the development performed by AOL.

         (C) Confidential Information: Software is confidential and proprietary information of Sun, its licensors, or both. AOL agrees to take reasonable steps to protect Software from unauthorized disclosure or use.

         (D) U.S. Government Restrictions: If AOL is acquiring Software or accompanying documentation on behalf of the U.S. Government, it will be subject to "Restricted Rights", as that term is defined in the Federal Acquisition Regulations ("FARs") in paragraph
               52.227-19(c)(2), or its equivalent paragraph in the DOD Supplement to the FARs or its successor provisions.

         (E) Termination: The License is effective until terminated. AOL may terminate the License at any time by destroying Software and accompanying documentation and all copies thereof. The License will terminate immediately upon Notice from Sun if AOL fails to comply with the terms of this License Section or the Confidential Information obligations set forth above. Upon termination, AOL will destroy all copies of Software and accompanying documentation.

     1.17      YEAR 2000 WARRANTY

         (A) Sun warrants that specified versions of Products identified on Sun's external Web site (url: www.sun.com/y2000/cpl.html) as being Year 2000 compliant ("Listed Products") will not produce errors in the processing of date data related to the year change from December 31, 1999 to January 1, 2000. Date representation, including leap years, will be accurate when Listed Products are used in accordance with their accompanying documentation, provided that all hardware and software products used in combination with Listed Products properly exchange date data with them.

         (B) Specified versions of Products identified on Sun's eternal Web site as not yet compliant, but which have a compliance date scheduled, will become Listed Products when a remedial patch, update or subsequent release is issued, but in no event later than June 30, 1999. Other Products are not covered by these warranties.

         (C) AOL's sole and exclusive remedy for Sun's breach of these warranties will be for Sun: (i) to use commercially reasonable efforts to provide AOL promptly with equivalent Year 2000 compliant products; or (ii) if (i) is commercially unreasonable, to refund to AOL its net book value for non-compliant Products.

         (D) UNLESS SPECIFIED IN THIS SECTION, ALL EXPRESS OR IMPLIED CONDITIONS, REPRESENTATIONS AND WARRANTIES, INCLUDING ANY IMPLIED WARRANTY OR MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT, ARE DISCLAIMED, EXCEPT TO THE EXTENT THAT SUCH DISCLAIMERS ARE HELD TO BE LEGALLY INVALID.

               SECTION 2: GENERAL TERMS

     2.1       AOL's OBLIGATIONS

         (A) Indemnity and Insurance. Each Party will defend, indemnify, save and hold harmless the other Party and the officers, directors, agents, Affiliates, distributors, franchisees and employees of such other Party from any and all third party claims, demands, liabilities, costs or expenses, including reasonable attorney's fees ("Liabilities resulting from the indemnifying Party's breach of any duty, representation, warranty of this Agreement, except where such Liabilities result from the gross negligence or knowing and willful misconduct of such other Party. Each Party agrees to (i) promptly notify the other Party in writing of any indemnifiable claim and give the other Party the opportunity to defend or negotiate a settlement of any such claim at such other Party's expense, and (ii) cooperate fully with the other party, at that other Party's expense, in defending or settling such claim.

         (B) Fair Representation. AOL shall display, demonstrate and represent Sun Products fairly and shall make no representations concerning Sun or its Sun Products which are false, misleading, or inconsistent with those representations set forth in promotional materials, literature and manuals published and supplied by Sun. AOL shall comply with all applicable laws and regulations in performing under this Agreement.

     2.2 LIMITATION OF LIABILITY. Except for obligations under the Section entitled "Aircraft Product and Nuclear Applications," any applicable software license, and any damages caused by gross negligence, and to the extent not prohibited by applicable law:

         (A) Each party's aggregate liability to the other for claims relating to this Agreement, whether for breach or in tort, shall be limited to the amount paid by AOL for Product which is the subject matter of the claims.

         (B) Neither party be liable for any indirect, punitive, special, incidental or consequential damages in connection with or arising out of this Agreement (including loss of business, revenue, profits, use, data, or other economic advantage), however it arises, whether for breach or in tort, even if that party has been previously advised of the possibility of such damage.

         (C) If a court concludes or the parties agree that an exclusive remedy provided for in this Agreement fails of its essential purpose, then Sun will have no liability for damages for the breach or nonperformance of the Section(s) covered by the exclusive remedy.

     2.3 PRODUCT WARRANTY. Product warranties may vary depending on the type of Sun Products purchased. Applicable terms and conditions are as set out in the then current Sun applicable End Price List. Software provided with Product is warranted to conform to published specifications for a period of ninety (90) days from the date of delivery. Sun does not warrant that; (i) operation of any such Software will be uninterrupted or error free; or (ii) functions contained in such Software will operate in combinations which may be selected for use by the licensee or meet the licensee's requirements. These warranties extend only to AOL as an original purchaser. Sun reserves the right to change these warranties at any time upon notice and without liability to AOL or third parties.

         (A) Limitation of Liabilities under Warranty: AOL's exclusive remedy and Sun's entire liability under these warranties will be: (i) with respect to Equipment, repair or at Sun's option, replacement; and (ii) with respect to Software, using reasonable efforts to correct such Software as soon as practicable after AOL has notified Sun of such Software's nonconformance. If such repair, replacement or correction is not reasonably achievable, Sun will refund the purchase price/license fee.

         (B) No Warranty: No warranty will apply to: (i) any and all Software customization, such Software is provided "AS IS", and "WITH ALL FAULTS"; or (ii) any Product that is modified without Sun's written consent or which has been misused, altered, repaired or used with Equipment or software not supplied or expressly approved by Sun.

     2.4 NO OTHER WARRANTIES. UNLESS SPECIFIED IN THIS AGREEMENT, ALL EXPRESS OR IMPLIED CONDITIONS, REPRESENTATIONS AND WARRANTIES, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT, ARE DISCLAIMED, EXCEPT TO THE EXTENT THAT SUCH DISCLAIMERS ARE HELD TO BE LEGALLY INVALID.

     2.5 CONFIDENTIAL INFORMATION. If Sun desires that information provided to AOL under this Agreement be held in confidence, Sun will identify the information as confidential or proprietary. AOL may not disclose Sun's confidential or proprietary information and may use it only for purposes specifically contemplated in this Agreement. Sun will treat tangible business and financial information, including but not limited to, any technical operation, membership or capacity information, of AOL that has been previously identified as confidential, with the same degree of care as it does its own similar information. If either party is regarded by law to disclose or produce confidential information to a third party, then the producing/disclosing party shall (i) notify the other party in a manner to allow the other party to seek appropriate protections from or conditions upon the required disclosure, and (ii) take other reasonable steps to secure confidential status of the confidential information. The foregoing obligations do not apply to information which: (i) is or becomes known by recipient without an obligation to maintain its confidentiality; (ii) is or becomes generally known to the public through no act or omission of recipient, or (iii) is independently developed by recipient without use of confidential or proprietary information. This Section will not affect any other confidential disclosure agreement between the parties.

     2.6 IMPORT AND EXPORT LAWS. All Products and technical data delivered under this Agreement are subject to U.S. export control laws and may be subject to export or import regulations in other countries. AOL agrees to comply strictly with all such laws and regulations and acknowledges that it has the responsibility to obtain such licenses to export, re-export or import as may be required after delivery to AOL. AOL agrees that it will not export Products outside the United States for purposes of resale unless AOL has been accepted into Sun's Passport Program and has executed a Passport Exhibit to this Agreement. AOL recognizes that under the Passport Program, the prices it pays may be different from those stated in this Agreement, and that purchases made outside the U.S. will be subject to local terms and condition.

     2.7 AIRCRAFT PRODUCT AND NUCLEAR APPLICATIONS. Products are not designed or intended for use in on-line control of aircraft, air traffic, aircraft navigation or aircraft communications; or in the design, construction, operation or maintenance of any nuclear facility. Sun disclaims any express or implied warranty of fitness for such uses. AOL represents and warrants that it will not use or resell the Sun Products for such purposes, and that it will use its best efforts to ensure that its customers and end-users of the Sun Products are provided with a copy of the foregoing notice.

     2.8       TRADEMARKS LOGOS AND PRODUCT DESIGNS

               "Sun Trademarks" means all names, marks, logos, designs, trade dress and other brand designations used by Sun in connection with Products. AOL may refer to Products by the associated Sun Trademarks, provided that such reference is not misleading and complies with the then current Sun Trademark and Logo Policies. AOL shall not remove, alter or add to any Sun Trademarks, nor shall it co-logo Product. AOL is granted no right, title or license to, or interest in, any Sun Trademarks. AOL acknowledges Sun's rights in Sun Trademarks and agrees that any use of Sun Trademarks by AOL shall inure to the sole benefit of Sun. AOL agrees not to (i) challenge Sun's ownership or use of, (ii) register, or (iii) infringe any Sun Trademarks, nor shall AOL incorporate any Sun Trademarks into AOL's trademarks, service marks, company names, internet addresses, domain names, or any other similar designations. If AOL acquires any rights in any Sun Trademarks by operation of law or otherwise, it will immediately at no expense to Sun assign such rights to Sun along with any associated goodwill, applications, and/or registrations.

     2.9       ADDITIONAL GENERAL TERMS

         (A) Dispute Resolution. Any action related to this Agreement will be governed by California law, excluding choice of law rules.

         (B) Relationship of the Parties. This Agreement is not intended to create a relationship such as a partnership, franchise, joint venture, agency or employment relationship. Neither party may act in a manner which expresses or implies a relationship other than that of independent contractor, nor bind the other party.

         (C) Assignment. Neither party may assign or otherwise transfer any of its rights or obligations under this Agreement, without the prior written consent of the other party, except that Sun may assign its right to payment and may assign this Agreement to an affiliated company.

         (D) Waiver or Delay. Any express waiver or failure to exercise promptly any right under this Agreement will not create a continuing waiver or any expectation of non-enforcement.

         (E) Force Majeure. A party is not liable under this Agreement for non-performance caused by Force Majeure events or conditions beyond that party's control if the party makes reasonable efforts to perform. This provision does not relieve AOL of its obligation to make payments then owing.

         (F) Notices. All written Notices required by this Agreement must be delivered in person or by means evidenced by a delivery receipt and will be effective upon receipt.

         (G) Execution. This Agreement shall become binding only after it has been signed by an authorized officer of AOL and an authorized officer of Sun.

         (H)   Entire Agreement.

               (i) This Agreement is the parties' entire agreement relating to subject matter. It supersedes all prior or contemporaneous oral or written communications, proposals, conditions, representations and warranties and prevails over any conflicting or additional terms of any quote, order, acknowledgment, or other communication between the parties relating to its subject matter during the term of this Agreement.

               (ii) No modification to this Agreement will be binding unless in writing and signed by an authorized representative of each party.

         (I) Point of Contact. Both parties agree to appoint and maintain a single person to serve as the point of contact for all day to day communications regarding the performance and implementation of this Agreement (the "Contact Person"). Sun's initial Contact Person is Mike Abramowitz. AOL's initial Contact Person is Terry Laber. A party's Contact Person may be changed upon written notice to the other party.

         (J) Injunctive Relief. It is understood and agreed upon that, notwithstanding any other provisions of this Agreement, breach of this Agreement by a party may cause irreparable damage for which recovery of money would be inadequate and that either party shall be entitled to timely injunctive relief to protect such party's rights under this Agreement in addition to any and all remedies at law.

         (K) Return of Information. Upon the expiration or termination of this Agreement, each party will, upon the written request of the other party, return or destroy (at the option of the party receiving the request) all Confidential Information, documents, manuals and other material specified by the other party.

         (L) Headings. The paragraph headings appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe, or describe the scope or extent of such paragraph or in any way affect this Agreement.

         (M) Acknowledgment. The parties hereto each acknowledge that the provisions of this Agreement were negotiated to reflect an informed, voluntary allocation between them of all risks (both known and unknown) associated with the transactions contemplated hereunder. The limitations and disclaimers related to warranties and liabilities contained in this Agreement are intended to limit the circumstances and extent of liability. The provisions of such sections (and this Section) will be enforceable independent and severable from any other enforceable or unenforceable provision of this Agreement.

         (N) Reference Customer. Sun will be entitled to use AOL as a reference customer and to refer to AOL any materials in which Sun's clients and customers are mentioned, subject in each case to AOL's approval. AOL grants Sun the right to use AOL's name and logos and related other trade marks, trade names and service marks in connection with any such materials.

         (O) Exhibits. The attached Exhibits may be modified only upon the mutual written consent of the parties. The current version of each Exhibit is hereby incorporated by reference.

Sun and AOL acknowledge that each has read and understood this Agreement and consents to be bound by its terms. Agreed to this 23rd day of November, 1998.


         SUN MICROSYSTEMS, INC.:    AMERICA ONLINE INC.:


         By:/s/ W. J.Raduchez                By:/s/ Matt Korn
         Name:  W. J. Raduchez               Name:  Matt Korn
         Title: Chief Strategy Officer       Title: Senior Vice President,
                                                    Network Operations

         Date:  11/23/98                     Date:  11/23/98


                                    EXHIBIT A

                         AOL AUTHORIZED BUYING LOCATIONS

                             [TO BE PROVIDED BY AOL]

                     [NOT INCLUDED AS AN EXHIBIT TO ORIGINAL
                    AGREEMENT. EXHIBIT WILL BE PUBLICLY FILED
                   BY THE COMPANY ONCE IT HAS BEEN PREPARED.]

                                    EXHIBIT B

END USER BINARY CODE LICENSE

SUN IS WILLING TO LICENSE THE OPERATING SYSTEM SOFTWARE TO YOU ONLY UPON THE CONDITION THAT YOU ACCEPT ALL OF THE TERMS CONTAINED IN THIS LICENSE AGREEMENT. READ THE TERMS AND CONDITIONS OF THIS LICENSE CAREFULLY BEFORE USING THE SOFTWARE. BY USING THE SOFTWARE, YOU AGREE TO THE TERMS AND CONDITIONS OF THIS AGREEMENT. IF YOU ARE NOT WILLING TO BE BOUND BY THIS AGREEMENT, YOU ARE NOT AUTHORIZED TO USE THE OPERATING SYSTEM SOFTWARE.

1. License to Use. Customer is granted a non-exclusive and non-transferable license ("License") for the use of the applicable Solaris(R)* operating system software in machine-readable form, together with accompanying documentation ("Software"), by the number of users and with the class of computer hardware for which the corresponding fee has been paid.

2. License to Develop. In the event that Customer desires to develop software programs which incorporate portions of Software ("Developed Programs"), the following provisions apply, to the extent applicable: Developed Programs are to have an application programming interface that is the same as that of Software; fonts within Software are to remain associated with their toolkit or server; Developed Programs may be used and distributed, but only on computer equipment licensed to utilize Solaris operating system software, unless an additional Developer's License Agreement has been executed by Sun and Customer; Customer is not licensed to develop printing applications or print, unless Customer has secured a valid printing license; and Customer agrees to indemnify, hold harmless and defend Sun from and against any claims or suits, including attorneys' fees, which arise or result from distribution or use of Developed Programs to the extent such claims or suits arise from the development performed by Customer.

3. Restrictions. Software is copyrighted and title to all copies is retained by Sun and/or its licensors. Customer shall not make copies of Software, other than a single copy of Software for archival purposes and, if applicable, Customer may, for its internal use only, print the number of copies of on-line documentation for which the applicable fee has been paid, in which event all proprietary rights notices on Software shall be reproduced and applied. Except as specifically authorized in Paragraph 2 above, Customer shall not modify, decompile, disassemble, decrypt, extract, or otherwise reverse engineer Software, except to the extent any of the foregoing limitations are unenforceable under applicable law. Software is not designed or licensed for use in on-line control equipment in hazardous environments such as operation of nuclear facilities, aircraft navigation or control, or direct life support machines.

4. Confidentiality. Software is confidential and proprietary information of Sun and/or its licensors. Customer agrees to take adequate steps to protect Software from unauthorized disclosure or use.

5. Warranty. Sun warrants that the media on which Software is furnished will be free of defects in materials and workmanship under normal use for a period of ninety (90) days from the date of purchase, as evidenced by a copy of the receipt. Otherwise, Software is provided "AS IS," without a warranty of any kind. This warranty extends only to Customer as the original licensee. Customer's exclusive remedy and Sun's entire liability under this warranty will be the correction of defects in media or replacement of the media, or, if correction or replacement is not reasonably achievable by Sun, the refund to Customer of the license fee paid, upon return of Software.

6. Disclaimer of Warranty. EXCEPT AS SPECIFIED IN THIS LICENSE AGREEMENT, ALL EXPRESS OR IMPLIED CONDITIONS, REPRESENTATIONS AND WARRANTIES, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT, ARE HEREBY EXCLUDED TO THE EXTENT ALLOWED BY APPLICABLE LAW.

7. Limitation of Liability. IN NO EVENT WILL SUN BE LIABLE FOR ANY LOST REVENUE, PROFIT OR DATA, OR FOR SPECIAL, INDIRECT, CONSEQUENTIAL, INCIDENTAL OR PUNITIVE DAMAGES HOWEVER CAUSED AND REGARDLESS OF THEORY OF LIABILITY ARISING OUT OF THE USE OF OR INABILITY TO USE SOFTWARE, EVEN IF SUN HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. In no event shall Sun's liability to Customer, whether in contract, tort (including negligence), or otherwise, exceed the license fee paid by Customer for Software. The foregoing limitations shall apply even if the above stated warranty fails of its essential purpose.

8. Termination. This License is effective until terminated. Customer may terminate this License at any time by destroying all copies of Software including any documentation. This License will terminate immediately UPON notice from Sun if Customer MATERIALLY fails to comply with any provision of this License. Upon termination, Customer must destroy all copies of Software.

9. Export Regulations. Software, including technical data, is subject to U.S. export control laws, including the U.S. Export Administration Act and its associated regulations, and may be subject to export or import regulations in other countries. Customer agrees to comply strictly with all such regulations and acknowledges that it has the responsibility to obtain licenses to export, re-export, or import Software.

10. U.S. Government Restricted Rights. If Customer is acquiring Software including accompanying documentation on behalf of the U.S. Government, the following provisions apply. If Software is supplied to the Department of Defense ("DOD"), Software is subject to "Restricted Rights", as that term is defined in the DOD Supplement to the Federal Acquisition Regulations ("DFAR") in paragraph 252.227-7013(c)(1). If Software is supplied to any unit or agency of the United States Government other than DOD, the Government's rights in Software will be as defined in paragraph 52.227-19(c)(2) of the Federal Acquisition Regulations ("FAR"). Use, duplication, reproduction or disclosure by the Government is subject to such restrictions or successor provisions. Contractor/Manufacturer is: Sun Microsystems Computer Company, 2550 Garcia Ave., Mountain View, CA 94043.

11. Governing Law. This Agreement is made under, shall be governed by and construed in accordance with the laws of the State of California, U.S.A., excluding its choice of law provisions.

12. Severability. If any of the above provisions are held to be in violation of applicable law, void, or unenforceable in any jurisdiction, then such provisions are herewith waived to the extent necessary for the License to be otherwise enforceable in such jurisdiction. However, if in Sun's opinion deletion of any provisions of the License by operation of this paragraph unreasonably compromises the rights of liabilities of Sun or its licensors, Sun reserves the right to terminate the License and refund the fee paid by Customer as Customer's sole and exclusive remedy.

13. Integration. This Agreement is the entire agreement between Customer and Sun relating to Software and: (i) supersedes all prior or contemporaneous oral or written communications, proposals and representations with respect to its subject matter; and (ii) prevails over any conflicting or additional terms of any quote, order, acknowledgment, or similar communication between the parties during the term of this Agreement. No modification to this Agreement will be binding, unless in writing and signed by a duly authorized representative of each party.

                                    EXHIBIT C

                LICENSED SOFTWARE TRANSFER NOTIFICATION/AGREEMENT

TO:      Sun Microsystems, Inc.
         Attn: Contracts Department, M/S UPAL01-455
         901 San Antonio Road
         Palo Alto, CA 95134

TRANSFER NOTIFICATION:

         In connection with the sale of used Sun workstations ("Equipment") Licensee undertakes to notify Sun Microsystems, Inc., of the transfer of certain Licensed Software in conjunction with such sale, to the party herein named below under "Transfer Agreement" ("Transferee"). Licensee warrants that Licensee has not retained any copies of the Licensed Software transferred in conjunction with the sale of used Equipment to Transferee and hereby relinquishes all rights in the Licensed Software previously granted by Sun.

Licensed Software Transferred:              Used Equipment Sold

         Licensed Software:

         Equipment Serial Number:

         a.                                          a.

         b.                                          b.

         c.                                          c.

         d.                                          d.


                                            Signed:

                                            Name:

                                            Title:

                                            Company:

                                            Address:

                                            Date:

TRANSFER AGREEMENT:

                                    EXHIBIT C
                                   (CONTINUED)

Transferee herein acknowledges receipt of the Licensed Software in conjunction with the purchase of the Equipment herein set forth above.

Transferee further agrees to the terms and conditions governing the transfer and use of the Licensed Software as contained in Sun's Binary Code License, attached hereto. The term "LICENSEE" as contained in the Binary Code License shall be deemed to apply to Transferee.


Signed:
Name:
Title:
Company:

Address:

Date:


                                   ATTACHMENT

                         SUN PLATINUM SERVICES OFFERING

This SunSpectrum Support Program Module describes the specific terms by which Customer purchases SunSpectrum support services from Sun and by which Sun, through its Enterprise Services Division, delivers SunSpectrum support services to Customer. To the extent not inconsistent with the following terms, the provisions of the Service Provider Agreement between Sun and AOL are incorporated by reference. The terms of this Program Module apply to systems listed on a Schedule or Quote ("Schedule") which references this Program Module, and are identified on Sun's then current Enterprise Services Price List for SunSpectrum support ("system(s)"). This Program Module is effective as of the date indicated on the applicable Schedules and continues in effect until the expiration or termination of all Schedules to this Program Module.

     1)        CUSTOMER REQUIREMENTS:

         (A) SUPPORT REQUESTS: Customer may designate certain of its employees as "Contacts" for each eight (8) hour shift during the period in which Telephone Assistance is provided by Sun. Only Contacts may initiate support requests. Each Contact must possess or, at Customer's expense, acquire the necessary expertise and training (as from time to time defined by Sun) to diagnose and resolve system software malfunctions with direction by Sun.

         (B) CUSTOMER'S DUTIES: Customer will perform routine system preventative maintenance and cleaning. Prior to requesting support from Sun, Customer must comply with all published operating and troubleshooting procedures for the systems. If such efforts are unsuccessful in eliminating the malfunction, Customer will then promptly notify Sun of the malfunction. Customer must establish and maintain a procedure external to systems for reconstruction of lost or altered files, data, or programs. Customer must provide Sun support personnel with: (a) reasonable and safe access to systems; (b) adequate working space and facilities at the installation site necessary to service systems; and (c) cooperation in maintaining a site activity log. Customer acknowledges that the examination, replacement, and handling of hardware components can be hazardous. Support tasks should only be performed by qualified service personnel with the appropriate technical training and experience to recognize these hazards (e.g., electrostatic discharge) and who observe all protection procedures and precautions. Customer agrees to use qualified service personnel and to employ adequate safety precautions in the performance of its obligations hereunder.

         (C) MOVEMENT OF COVERED SYSTEMS: All services will be delivered at the installation site(s) indicated on the Schedule(s) referencing this Program Module. Support of systems moved by Customer to a new installation site is subject to local availability and will be subject to additional fees. If requested by Customer, Sun may supervise any movement of systems in accordance with the terms and conditions of the SunMOVES Program Module. If Sun does not supervise the movement of systems, Sun may require that it inspect and recertify the systems as a condition of continued support of those systems.

         (D) REMOTE SUPPORT REQUIREMENTS: To obtain remote services, including without limitation Remote Systems Monitoring and Remote Dial-In Analysis, Customer must procure and maintain a Sun-specified gateway, and Customer is responsible for any costs associated with procuring and maintaining that gateway. Customer will be responsible for all outbound telecommunications charges related to the remote services. If remote services are not permitted or facilitated by Customer, Sun reserves the right to decline to deliver remote services and/or to assess additional charges on Customer for the delivery of services which would otherwise be provided remotely.

1) ADDITIONAL SYSTEMS: Customer may add systems to a Schedule at Sun's then current per system fee, at any time upon notice to Sun, subject to the rights of Sun set forth in INSPECTIONS. Sun will provide services for systems added to a Schedule for a period coterminous with the term of the Schedule, and Sun shall pro rate the fee for such services. Customer will receive an add-on Schedule reflecting the additional covered systems and associated additional fee.

2)  PRICES:  Prices for Services hereunder are set forth in the SP Agreement.

3) INSPECTIONS: Systems are subject to inspection by Sun prior to the commencement of support, and any costs for required repairs or updates will be charged to Customer at Sun's current published time and material rates.

4) LICENSE: Software updates, version releases and product releases (collectively "enhancement releases"), maintenance releases, patches, and SunSolve(TM) knowledge database provided hereunder may only be used, or accessed by, systems listed on a Schedule. Use of software enhancement releases, maintenance releases, and patches is governed by the applicable software license obtained with the original product. On line versions of support databases may only be accessed by Contacts for the sole purpose of diagnosing and resolving problems on systems listed on a Schedule. Use of educational software and videotape products is governed by, and the Customer agrees to be bound by, the license agreement accompanying each individual product.

5) EXCLUSIONS: Sun's obligation to provide support services under this Program Module is contingent upon proper use and care of systems. Sun has no obligation to provide support under this Program Module, should such support be required because of: (a) improper use, abuse, accident, or neglect; (b) causes external to the system, such as failure to maintain environmental conditions within the operating range specified by the manufacturer of the systems; or (c) failure to maintain software and systems at Sun-specified minimum configuration or release level. Any support delivered by Sun as a result of such events will be invoiced separately and paid at Sun's then current published time and material rates. Operating supplies and accessories, such as magnetic tapes and anti-glare coatings on video display monitors, and unsupported options are not covered by this Program Module. Sun will have no obligation to provide support under this Program Module if Customer fails to meet its obligations under Section 10 (Payment Terms) of the Master Terms of Service.

6) LEVELS OF SUPPORT:

         (A) 7 X 24 TELEPHONE ASSISTANCE: Unlimited, toll-free assistance for Sun supported software, hardware, and network problems 24 hours per day, 7 days a week, including Sun holidays.

         (B) 7 X 24 ON-SITE ASSISTANCE: On-site hardware support assistance 24 hours per day, 7 days per week, including Sun holidays.

         (C) CUSTOMER-DEFINED PRIORITY AND RESPONSE TIME: When Contact calls for support assistance, Contact will assign a priority rating to the call: URGENT, SERIOUS or NOT CRITICAL:

                  * URGENT (system unusable) - Live transfer of service request. Personnel arrive at the installation site within an average of two (2) hours of service request for on-site hardware support assistance.

                  * SERIOUS (system seriously impaired) - Live transfer of service request. Personnel arrive at the installation site within an average of four (4) hours for on-site hardware support assistance.

                  * NOT CRITICAL - Live transfer of service request. Personnel arrive at the installation site after an average of one (1) business day or at a later mutually convenient time for on-site hardware support assistance.

         (D) SITE ACTIVITY LOG: On-site service performed will be recorded in a site activity log.

         (E) REMOTE DIAL-IN ANALYSIS: Remote examination and diagnosis of systems through the Customer provided gateway.

         (F) REMOTE SYSTEMS MONITORING: Sun's remote systems monitoring tools will periodically collect data from designated systems of Customer. Customer gives Sun ongoing permission to access the supported system, strictly for the purpose of fulfilling Sun's support responsibilities. Customer agrees to obtain an appropriate gateway per the remote services requirements of
               Section 1(d) above, and this gateway will include a Sun-specified telecommunications line dedicated to remote systems monitoring. Sun reserves the right to limit the use and availability of this feature at any time. The remote systems monitoring tools may be configured for the Customer's requirements.

         (G) SOLARIS ENHANCEMENT RELEASES: Unless otherwise specified by Sun, Customer will receive periodic delivery of one (1) copy of Solaris enhancement releases.

         (H)   PATCHES  AND  MAINTENANCE   RELEASE  ACCESS:   Unless   otherwise
               specified by Sun, Customer will receive patches and maintenance releases for Solaris software.

         (I) SUNSOLVE LICENSE: Customer is granted a license to use SunSolve, subject to the license terms above under LICENSE.

         (J)   SUNSOLVE   EARLYNOTIFIER   SERVICE:   Periodic  notice  from  Sun
               containing information on newly discovered problems and bugs.

         (K)   PERSONAL TECHNICAL ACCOUNT SUPPORT;  SERVICE ACCOUNT  MANAGEMENT:
               Customer account will be assigned to a Sun Account Advocate who will assist Customer in assessing critical support issues and help coordinate Sun's response. The assigned Sun Account Advocate may also provide available information on known bugs, potential system problems, and currently available patches, as well as maintain pertinent account information in Sun's Customer Account Management Database. These services are provided to Customer during Sun's local business hours, excluding Sun holidays.

         (L) ACCOUNT SUPPORT PLAN: Sun's local customer support management will provide the process for the design of an Account Support Plan for Customer.

         (M) ACCOUNT SUPPORT REVIEW: Monthly account review of Customer's service activity and requirements if requested by Customer.

         (N) SUN VENDOR INTEGRATION PROGRAM (Sun VIP): Provision of multivendor software problem management; includes coverage for approved ISVs (as may be designated by Sun from time to time) with whom Customer maintains a valid service contract with equivalent hours of coverage and response times.

         (O)   SKILLS   ASSESSMENT:   Sun  will  assist  Customer   annually  in
               evaluating the skills of up to ten (10) of Customer's technical personnel with responsibility for systems administration.

         (P) MISSION CRITICAL SUPPORT TEAMS: For Customer defined URGENT problems, telephone assistance will be provided by a separate team of experienced Sun personnel. Availability of such personnel may be limited during peak call periods and non-business hours, during which times backup Sun Solution Center engineers will be available to handle service requests.

         (Q) SYSTEM AVAILABILITY GUARANTEE: For properly configured, maintained and administered systems, Sun will commit to maintain certain levels of System Availability, as defined in Exhibit A, SunSpectrum System Availability Guarantee.

         (R) SOFTWARE RELEASE PLANNING: Provision of assistance to Customer in evaluating new Solaris releases and Customer's need for migration from any of the following versions of Solaris: Solaris 2.X through the most current version of Solaris. The service is subject to Customer complying with Sun's requests for information and data relevant to providing this service.

         (S) SOFTWARE PATCH MANAGEMENT ASSISTANCE: Provision of assistance to Customer in evaluating whether patches for selected Sun software products should be applied to Customer's systems. This service is subject to Customer complying with Sun's requests for information and data relevant to providing this service.

         (T) FIELD CHANGE ORDER ("FCO") MANAGEMENT ASSISTANCE: Provision of assistance to Customer in evaluating the service impact of Field Change Orders for selected Sun hardware products. This service is subject to Customer complying with Sun's requests for information and data relevant to providing this service.

         (U) INSTALLATION SERVICES: For systems installed outside the continental United States, Customer's choice of one installation service from among: SunBasic Start?, DeskStart?, ServerStart?, and SPARCstorage(TM) ArrayStart?. The particular installation service selected by Customer will be listed on a Schedule.

         (V) ADDITIONAL FEE SERVICES: Subject to an additional per service fee, Customer may purchase the additional services:

               * SUN UNBUNDLED SOFTWARE ENHANCEMENTS: Periodic delivery of one (1) copy of enhancement releases. Enhancements may not be available for all software products.

               * ADDITIONAL MEDIA AND DOCUMENTATION: One additional copy of media and documentation for Solaris enhancement releases and/or Sun unbundled software enhancements obtained under this Program Module.

               * ADDITIONAL CONTACTS: Customer may designate additional Contacts meeting the requirements set forth above under CUSTOMER REQUIREMENTS, SUPPORT REQUESTS.

               * ACCOUNT SUPPORT REVIEW: Semi-annual account review of Customer's service activity and requirements if requested by Customer.

               * ADDITIONAL MEDIA AND DOCUMENTATION: One additional copy of media and documentation for Solaris enhancement releases and/or Sun unbundled software enhancements obtained under this Program Module.

THE PARTIES ARE NOT REQUIRED TO EXECUTE THIS DOCUMENT UNLESS CUSTOMER WISHES TO HAVE A SIGNED PROGRAM MODULE.

THE PARTIES HAVE READ THIS PROGRAM MODULE AND AGREE TO BE BOUND HEREBY. THIS PROGRAM MODULE IS EFFECTIVE AS OF --/--/--.

SUN MICROSYSTEMS, INC.                      CUSTOMER: America Online, Inc.

By:      /s/ W. J. Raduchez                 By:     /s/ Matt Korn
Print:   W. J. Raduchez                     Print:  Matt Korn
Title:   Chief Strategy Officer             Title: Sr. Vice President, Network
                                                   Network Operations

                                   ATTACHMENT
              SALES REFERRAL AGREEMENT BETWEEN AMERICA ONLINE, INC.
                           AND SUN MICROSYSTEMS, INC.

This Agreement is entered into and effective November 1, 1998 by and between America OnLine, Inc. ("AOL") and Sun Microsystems, Inc. (hereafter referred to as "Sun"). The Service Provider Agreement between Sun and AOL effective November 1, 1998 is incorporated by reference.

1.   TERM

     The AOL/Sun Sales Referral Program (hereinafter referred to as "SRP") will have the same term as the Service Provider Agreement and will terminate upon termination or expiration of the Service Provider Agreement.

2.   ELIGIBLE PRODUCTS, SERVICES AND SOFTWARE

     Sun Products listed on the then current United States Computer Systems Division Price List are eligible for the Program fees as specified in this Agreement. (Such Sun Products are hereinafter referenced as "Eligible Products".) This Program is for Sun sales influenced by AOL in the United States. If AOL desires to participate in SRP-type programs outside of the United States, Sun agrees to negotiate those agreements with AOL.

3.   ELIGIBLE SALES/APPLICATION SOLUTIONS

     Eligible Products sold directly to an end user in the United States by Sun that are a direct result of the sale of Application Solutions (as defined below) shall be considered an "Eligible Sale" under this Agreement. A "sale" under this Agreement shall be considered "Eligible" only if AOL initiates the sales opportunity, recommends Eligible Products to the end user, and drives the sale of the Eligible Products to an end user who has not purchased Sun Products in the past twelve (12) months. Sun will determine, its sole opinion, whether a sale is an Eligible Sale within the meaning of this Agreement.

     "Applications Solutions" means AOL Services deployed in the employment and utilization of technology to solve a specific business problem or develop a business solution. AOL's "Application Solutions" within the meaning of this Agreement are set forth on Exhibit A. Other AOL Services can apply for program eligibility, via written request to Sun. At the written consent of Sun, the additional applications will become eligible for SRP credit through the term of the existing agreement.

     Eligible Sales, as determined by the Sun end user sales representative, shall not include any follow-on sales of Eligible Products to a Sun customer.

4.   FEE SCHEDULE FOR DIRECT SALES

     AOL's fee for Eligible Sales by Sun shall be *** of the Sun U.S. Computer System's list price for all Eligible Products. The then current list price is defined as of the time of order placement.

5.   PROCESS AND PAYMENT

     The following sets forth SRP process, which both parties shall adhere to under this Agreement:

     A. In order to qualify as an "Eligible Sale," AOL will submit to Sun, under an appropriate Non-Disclosure Agreement, a list of "Target Accounts." The Target Account list will identify AOL's customers or potential customers to which AOL will be recommending Eligible Product and potentially making a Request for Eligible Sale (as defined below). AOL will not be eligible for payment under this program for sale of Sun product into accounts that are not on the Target Account list. The Target Account list may be amended by AOL upon the consent of Sun; however, for AOL to be eligible for payment hereunder, the new account must be on the eligible list for at least 120 days. Request for amendment to the Target Account list must be in writing to the Sun Contacts identified below and an account will be deemed on the Target Account as of the date of Sun's written confirmation of the amendment of the Target Account List. The Target Account list is Exhibit B to the Agreement.

     B. In order to qualify as an "Eligible Sale" AOL will submit to the Sun designee a "Request for Eligible Sale" which will include:

     1.        the name and location of end user;

     2.        the sales opportunity identified by AOL;

     3.        the AOL Application Solution sold to the end user;

     4.        the Sun Sales Team engaged in the opportunity;

     5.        a copy of the Agreement between AOL and the end user;

     6. a description of how AOL initiated and drove the sale of Sun hardware to the end user.

     C. Sun's sales representatives will determine whether the Sun hardware sale qualifies as an "Eligible Sale" and will notify AOL.

     D. Sun will make Quarterly payments of SRP Program fees (if any) to AOL within thirty (30) days after the close of each of Sun's fiscal year quarters. Initial start-up of payment process may extend payment by an additional fifteen (15) days for the first one hundred and twenty (120) days after execution of Agreement.

     E. In the event that the end user returns Eligible Product for credit for which AOL has previously received a corresponding SRP Program fee, Sun will be reimbursed for such fee unless the cause was a failure of Eligible product to perform according to Sun's specifications. In addition, if the end user fails to make payment for Sun Eligible Products for which AOL has received a corresponding SRP Program fee predominantly caused by a failure of AOL's Applications Solutions, Sun will be reimbursed for such fee.

6.   GEOGRAPHIC COVERAGE

     The SRP Program will be valid for all Eligible Sales in North America.

7. Each party is an independent contractor and is free to set its own prices for all products that each party licenses or sells to end user customers for its own accounts.

8.   AMERICA ONLINE CONTACTS

     Program Administrator:

     Contract Manager:
     Product Manager:

9.   SUN CONTACTS

     Sales Manager:
     Program Administrator:
     Contract Manager:
     Product Manager:

10. This Agreement is not exclusive and either party may enter into similar arrangements with one or more third parties.

11.  (A)       The  parties  may   provide  one  another   certain   proprietary
               information under this Agreement, including but not limited to the following: pricing, end user lists and marketing information.
               The parties shall adhere to the terms and conditions of the GA between the parties herein, as it pertains to such proprietary information hereunder.

     (B) Sun shall make the following efforts to ensure that its personnel mark as "Sun Confidential Proprietary" any pricing information and proposal specific configuration specifications provided to AOL hereunder (the "Sensitive Information").

               Sun shall prepare a Description/Announcement of this Agreement that generally describes the terms and conditions of the Agreement, including specifically Sun's policy that it mark or label Sensitive Information as "Confidential and Proprietary". This SRP Description/Announcement will be provided in writing:
               (i) to the Sun U.S. Sales Force within thirty (30) calendar days of the date of execution of this Agreement; (ii) when Sun's Sales Force makes any inquiry regarding the Agreement; and (iii) on a semi-annual basis, to the Sun Sales Force generally.

               If Sun complies with the special efforts set forth above and, in spite of such efforts, Sun in good faith and in the normal course of business delivers to AOL Sensitive Information without marking or labeling such Information as "Sun Confidential and Proprietary", then AOL will be liable for the unauthorized disclosure of such Information if such disclosure is made to a competitor of Sun and is made consciously, deliberately and in bad faith, with the intent of identifying clearly to the competitor that the Sensitive Information belongs to Sun.

12. Notwithstanding any of the provisions of Sections 2, 3, 4, 5 and 6, Sun will pay AOL a commission of *** of the applicable list price of all Sun Products and Services (excluding any "Software and Associated Services" as defined in the Strategic Development and Marketing Agreement) sold by Sun in connection with any "AOL EC Service Opportunity" as defined in the Strategic Development and Marketing Agreement. Payments will be made pursuant to the first sentence of Section 5(D) of the SRP Agreement. If Payment is made pursuant to this paragraph, then no other payments will be made under this Agreement with respect to such sales.

     In the event that the currently contemplated merger between AOL and Netscape closes but subsequently the Strategic Development and Marketing Agreement is terminated due to a breach thereof by AOL, then this Section 12 will be nullified.

     In the event that AOL is deemed an agent under applicable law or this program creates by operation of law any further Sun obligations, payments or other responsibilities in addition to those set forth in this Agreement, then AOL waives any such additional claims, responsibilities, payments, penalties or obligations. To the extent these additional payment obligations cannot be waived, Sun is entitled to apply any such payments as a credit against any amounts AOL is entitled to under any agreements or other obligation between Sun and AOL.

Agreed to and accepted, this 23rd day of November, 1998.

SUN MICROSYSTEMS, INC.                      AMERICA ONLINE, INC.

By:/s/ W. J. Raduchez                       By: /s/ Matt Korn
Name:  W. J. Raduchez                       Name:   Matt Korn
Title: Chief Strategy Officer               Title:  Sr. Vice President,
                                                    Network Operations

Date:    11/23/98                           Date:  11/24/98

                    SALES REFERRAL PROGRAM ("SRP") AGREEMENT

                                    EXHIBIT A

This is Exhibit A as referenced in the foregoing Agreement and sets forth AOL's Applications Solutions. AOL may add or delete from this list in a timely manner. SRP payment shall not be made on the sales of Sun Price listed Products against applications not reviewed and accepted by Sun.

                             [TO BE PROVIDED BY AOL]

                     [NOT INCLUDED AS AN EXHIBIT TO ORIGINAL
                    AGREEMENT. EXHIBIT WILL BE PUBLICLY FILED
                   BY THE COMPANY ONCE IT HAS BEEN PREPARED.]

                    SALES REFERRAL PROGRAM ("SRP") AGREEMENT

                                    EXHIBIT B
                                 TARGET ACCOUNTS

                             [TO BE PROVIDED BY AOL]

                     [NOT INCLUDED AS AN EXHIBIT TO ORIGINAL
                    AGREEMENT. EXHIBIT WILL BE PUBLICLY FILED
                   BY THE COMPANY ONCE IT HAS BEEN PREPARED.]